Exhibit 99.1

INTERVAL LEISURE GROUP, INC. CLOSES AMENDED AND RESTATED

$500 MILLION REVOLVING CREDIT FACILITY

Miami, FL — June 21, 2012 Interval Leisure Group, Inc. (NASDAQ: IILG) announced today that its subsidiary, Interval Acquisition Corp., has entered into an amended and restated $500 million revolving credit facility, replacing its existing $50 million revolving credit facility and term loan with an original principal amount of $150 million that was set to expire in July 2013. The amended credit facility expires in June 2017 and is guaranteed by Interval Leisure Group, Inc. and the Borrower’s domestic subsidiaries.

Loans under the amended facility bear interest at a per annum rate equal to LIBOR plus 1.25% to 2.25%, based on the Borrower’s consolidated leverage ratio (the beginning LIBOR margin will be 1.75%). Proceeds from the new credit facility are available for general corporate purposes, including working capital, capital expenditures, acquisitions, and redemption of the company’s $300 million 9.5% Senior Notes, due August 2016 and callable September 1, 2012 at par.

Additional details regarding the credit facility are available in the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2012.

About Interval Leisure Group

Interval Leisure Group (ILG) is a leading global provider of membership and leisure services to the vacation industry. Headquartered in Miami, Florida, ILG has more than 3,500 employees worldwide.

The company’s primary operating segment is Membership and Exchange, which offers travel and leisure related products and services to about 2 million member families who are enrolled in various programs. Interval International, the segment’s principal business, has been a leader in vacation ownership exchange since 1976. With offices in 15 countries, it operates the Interval Network of approximately 2,700 resorts in more than 75 nations. ILG delivers additional opportunities for vacation ownership exchange through its Trading Places International (TPI) and Preferred Residences networks.

ILG also has a Management and Rental operating segment that includes Aston Hotels & Resorts, Vacation Resorts International, and TPI. These businesses provide hotel, condominium resort, timeshare resort, and homeowners’ association management, as well as rental services, to travelers and owners at more than 200 vacation properties, resorts and club locations throughout North America.

More information about the Company is available at www.iilg.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302

Media Contact:

Christine Boesch

Corporate Communications

Chris.Boesch@intervalintl.com

305-925-7267